UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 333-90817
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                                  SBARRO, INC.
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             (Exact name of registrant as specified in its charter)


                401 Broad Hollow Road, Melville, New York 11747
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           11% Senior Notes Due 2009
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            (Title of each class of securities covered by this Form)


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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(i)     [ ]
      Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)   [ ]                Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [X]

     Approximate number of holders of record as of the certification or notice date: 40
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     Pursuant to the requirements of the Securities Exchange Act of 1934 SBARRO,
INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   SBARRO, INC.

Date:  January 24, 2003            BY:  /s/ Mario Sbarro
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                                      Mario Sbarro, President